ADDENDUM TO AGREEMENT FOR WHOLESALE FINANCING

         This Addendum is made to that certain Agreement for Wholesale Financing entered into by and between ePlus Technology of NC, inc. ("Dealer") and Deutsche Financial Services Corporation ("DFS") on ______________, 2001, as amended ("Agreement").

         FOR VALUE RECEIVED, DFS and Dealer agree as follows (capitalized terms shall have the same meaning as defined in the Agreement unless otherwise indicated):

     1. The following section is hereby added to the Agreement as if fully and originally set forth therein:

         "Termination Privilege. Despite anything to the contrary in Section 17 of this Agreement, Dealer may terminate this Agreement only upon payment to DFS of the following sum (in addition to payment of all obligations, whether or not by their terms then due) which sum represents liquidated damages for the loss of the bargain and not as a penalty, and the same is hereby acknowledged by Dealer: (i) if Dealer's termination occurs at any time from the date hereof up to and including the date preceding the first anniversary of the date hereof, the sum shall equal Seventeen Thousand Five Hundred Dollars ($17,500.00); and
         (ii) if Dealer's termination occurs at any time from the first anniversary of the date hereof up to and including the date preceding the second anniversary of the date hereof, the sum shall equal Eight Thousand Seven Hundred Fifty Dollars ($8,750.00). This sum will also be paid by Dealer if the Agreement is terminated by DFS on account of Dealer's Default, but shall not be payable if the Agreement is terminated by DFS absent a Default by Dealer."

     2. Dealer and DFS agree to amend the Agreement to provide as follows:

         Dealer will forward to DFS by the 10th day of each month a Collateral Report (as defined below) dated as of the last day of the prior month. Regardless of the SPP terms pertaining to any Collateral financed by DFS, and notwithstanding any scheduled payments made by Dealer after the Determination Date (as defined below) or anything contained in the Agreement to the contrary, if DFS determines, after reviewing the Collateral Report, after conducting an inspection of the Collateral or otherwise, that (i) the total current outstanding indebtedness owed by Dealer to DFS as of the date of the Collateral Report, inspection or any other date on which a paydown is otherwise required hereunder, as applicable (the "Determination Date"), exceeds (ii) the Collateral Liquidation Value (as defined below) as of the Determination Date, Dealer will immediately upon demand pay DFS the difference between (i) Dealer's total current outstanding indebtedness owed to DFS as of the Determination Date, and (ii) the Collateral Liquidation Value as of the Determination Date.

         The term "Collateral Report" is defined herein to mean a report compiled by Dealer specifying the total outstanding balance owed to Dealer on Dealer's Eligible Accounts (as defined below) as of the date of such Report to the extent DFS has a first priority, fully perfected security interest therein.

         The term "Eligible Accounts" is defined herein to include all of Dealer's accounts receivable except for: (a) accounts created from the sale of goods and services on non-standard terms and/or that allow for

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         payment  to be made more than  thirty  (30) days from the date of sale;
         (b) Non-Government  Accounts (as defined below) unpaid more than ninety
         (90) days from date of invoice and Government Accounts (as defined below) unpaid more than one-hundred twenty (120) days from date of invoice; (c) all accounts of any obligor with fifty percent (50%) or more of the outstanding balance unpaid for more than ninety (90) days from the date of invoice; (d) accounts which the obligor is an officer, director, shareholder, partner, member, owner, employee, agent, parent, subsidiary, affiliate of, or is related or has common shareholders, officers, directors, owners, partners or members; (e) consignment sales; (f) accounts for which the payment is or may be conditional; (g) accounts for which the obligor is not a commercial or institutional entity or is not a resident of the United States or Canada; (h) accounts with respect to which any warranty or representation provided herein is not true and correct; (i) accounts which represent goods or services purchased for a personal, family or household purpose; (j) accounts which represent goods used for demonstration purposes or loaned by Dealer to another party; (k) accounts which are progress payment, barter or contra accounts; (l) accounts which are discounts, rebates, bonuses or credits for returned goods owed to Dealer by any third party; (m) accounts which are being financed by DFS pursuant to a Business Financing Agreement or other comparable document between Dealer and DFS; and (n) any and all other accounts which DFS deems to be ineligible. DFS may, without notice to Dealer and at any time or times hereafter, verify the validity, amount or any other matter relating to any account by mail, telephone, or other means, in the name of Dealer or DFS. "Government Accounts" means accounts due and payable to a U.S. county, state or federal governmental body, agency or instrumentality; or body, agency or instrumentality of the District of Columbia. "Non-Government Accounts" means all accounts other than Government Accounts.

         The term "Collateral Liquidation Value" is defined herein to mean: (i) ninety percent (90%) of the net amount of Eligible Government Accounts; and (ii) eighty-five percent (85%) of the net amount of Dealer's Eligible Non-Government Accounts: in each case as of the date of the Collateral Report and to the extent DFS has a first priority, fully perfected security interest therein.

         If Dealer from time to time is required to make immediate payment to DFS of any past due obligation discovered during any Collateral review, upon review of a Collateral Report or at any other time, Dealer agrees that acceptance of such payment by DFS shall not be construed to have waived or amended the terms of its financing program.

     3. The following paragraph is incorporated into the Agreement as if fully set forth therein:

          "Dealer will at all times maintain:

          (a) a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Two Million Five Hundred Thousand Dollars ($2,500,000); and

          (b) a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than three to one (3.0:1).

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

         For purposes of this paragraph: (i) 'Tangible Net Worth' means the book value of Dealer's assets less liabilities, excluding from such assets all Intangibles; (ii) 'Intangibles' means and includes general intangibles (as that term is defined in the Uniform Commercial Code); accounts receivable and advances due from officers, directors, employees, stockholders and affiliates; leasehold improvements net of depreciation; licenses; good will; prepaid expenses; escrow deposits; covenants not to compete; the excess of cost over book value of acquired assets; franchise fees; organizational costs; finance reserves held for recourse obligations; capitalized research and development costs; and such other similar items as DFS may from time to time determine in DFS' sole discretion; (iii) 'Debt' means all of Dealer's liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties, or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; and (iv) 'Subordinated Debt' means all of Dealer's Debt which is subordinated to the payment of Dealer's liabilities to DFS by an agreement in form and substance satisfactory to DFS. The foregoing terms shall be determined in accordance with generally accepted accounting principles consistently applied, and, if applicable, on a consolidated basis."

         Dealer waives notice of DFS' acceptance of this addendum.

         All other terms and provisions of the Agreement, to the extent not inconsistent with the foregoing, are ratified and remain unchanged and in full force and effect.

         IN WITNESS WHEREOF, Dealer and DFS have executed this Addendum on this __ day of ________________, 2001.

                                         ePlus Technology of NC, inc.

ATTEST:

                                         By:_____________________________
_______________________________              Steven J. Mencarini, CFO
Kleyton L. Parkhurst, Secretary

                                         DEUTSCHE FINANCIAL SERVICES CORPORATION


                                         By:______________________________
                                         Title:___________________________


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


                      SECRETARY'S CERTIFICATE OF RESOLUTION

        I certify that I am the Secretary or Assistant Secretary of the corporation named below, and that the following completely and accurately sets forth certain resolutions of the Board of Directors of the corporation adopted at a special meeting thereof held on due notice (and with shareholder approval, if required by law), at which meeting there was present a quorum authorized to transact the business described below, and that the proceedings of the meeting were in accordance with the certificate of incorporation, charter and by-laws of the corporation, and that they have not been revoked, annulled or amended in any manner whatsoever.

        Upon motion duly made and seconded, the following resolution was unanimously adopted after full discussion:

        "RESOLVED, That the several officers, directors, and agents of this corporation, or any one or more of them, are hereby authorized and empowered on behalf of this corporation: to obtain financing from Deutsche Financial Services Corporation ("DFS") in such amounts and on such terms as such officers, directors or agents deem proper; to enter into financing, security, pledge and other agreements with DFS relating to the terms upon which such financing may be obtained and security and/or other credit support is to be furnished by this corporation therefor; from time to time to supplement or amend any such agreements; and from time to time to pledge, assign, mortgage, grant security interests, and otherwise transfer, to DFS as collateral security for any obligations of this corporation to DFS, whenever and however arising, any assets of this corporation, whether now owned or hereafter acquired; the Board of Directors hereby ratifying, approving and confirming all that any of said officers, directors or agents have done or may do with respect to the foregoing."

        IN WITNESS WHEREOF, I have executed and affixed the seal of the corporation on the date stated below.

Dated:_______________________, 2001.         __________________________________
                                              Kleyton L. Parkhurst, Secretary

                                              ePlus Technology of NC, inc.

         (SEAL)


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